Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 20, 2011, by and among ROBERT S. HARRISON (the “Employee”) and FIRST HAWAIIAN BANK, a Hawaii banking corporation (the “Bank”) and BANCWEST CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, the Employee is currently employed by the Bank as its President and Chief Operating Officer; and

WHEREAS, the parties desire to enter into an employment agreement on the terms and conditions set forth herein;

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.                                      Effective Date.

The effective date of this Agreement shall be January 1, 2012 (the “Effective Date”).

2.                                      Term of Employment.

(a)                                 Basic Rule. The Bank agrees to employ the Employee, and the Employee agrees to remain in employment with the Bank from the Effective Date until the date when the Employee’s employment terminates pursuant to Subsection (b), (c), (d), (e), (f) or (g) below.

(b)                                 Initial Term and Automatic Extensions. The Employee’s employment with the Bank shall continue for an initial term of two (2) years from the Effective Date. On the first anniversary date of the Effective Date, the term of the Employee’s employment shall be automatically extended for an additional one (1) year period, so that the remaining term is again two (2) years, unless, no later than thirty (30) days prior to such first anniversary date, the Bank, on the one hand, or the Employee, on the other hand, shall give written notice to the other to the effect that the term shall not be so extended. If the term shall be so extended for such additional one-year period, thereafter it shall be automatically extended for additional successive one-year periods unless and until any such notice of non-extension shall be given no later than thirty (30) days prior to the next succeeding anniversary date of the Effective Date. If any such notice of non-extension shall be given, then the term of the Employee’s employment hereunder shall terminate on the first succeeding anniversary date from such next succeeding anniversary date, unless earlier terminated pursuant to the terms of this Agreement.

(c)                                  Termination Following Notice of Non-Extension. If the Bank gives notice of non-extension pursuant to Section 2(b), and if the then current term of employment would expire prior to the Employee’s sixty-fifth (65th) birthday, the Employee may terminate his employment by giving the Bank notice, within ninety (90) days after receipt of the notice of non-extension, which shall reference this Subsection (c). If the Bank does not revoke the notice of non-extension within thirty (30) days after receipt of such notice of termination, the Employee may thereafter terminate his employment pursuant to the preceding sentence, and he shall then be entitled to receive the same severance benefits that would be payable pursuant to Section 6 upon a resignation for Good Reason (as defined below), subject to the following:

(i)                                     the payment shall be made in equal monthly installments over 24 months.

The foregoing severance benefits shall be in lieu of any further payments to the Employee under Section 4 and any further accrual of benefits under Section 5 with respect to periods subsequent to the date of the employment termination.

(d)                                 Early Termination. Subject to Sections 2(c) and 6, the Bank may terminate the Employee’s employment at any time during the initial term or any extended term by giving the Employee thirty (30) days’ advance notice in writing. Any such notice of termination shall make reference to this Subsection (d). The Employee may terminate his employment by giving the Bank thirty (30) days’ advance notice in writing. The Employee’s employment shall terminate automatically in the event of his death.

(e)                                  Cause. Subject to the provisions of this Subsection (e), upon written notice to the Employee, the Bank may at any time terminate the Employee’s employment for Cause. For purposes of this Agreement, “Cause” shall mean: (i) a material failure by the Employee to perform his duties hereunder, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, which failure is not remedied by the Employee within thirty (30) days following written notice of such failure from the Company that specifically refers to this Agreement; (ii) gross misconduct, fraud or dishonesty with respect to the Company or the Bank or their subsidiaries or affiliates or to any of their respective employees; (iii) conviction of or plea of “guilty” or “no contest” to, a felony; or (iv) a material violation by the Employee in the course of his duties hereunder of any law or regulation to which the Company or the Bank or any of their subsidiaries is subject that results in material financial or reputational harm to the Company or the Bank or any of their affiliates or that results in the Employee being proscribed by any regulatory authority from serving as an officer, director or employee of an insured depository institution.

(f)                                   Disability. The Bank may terminate the Employee’s active employment due to Disability by giving the Employee thirty (30) days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean a physical or mental incapacity that qualifies the Employee for payments under the Company’s or the Bank’s group long-term disability insurance policy or plan as then in effect (the “LTD Plan”).

(g)                                  Good Reason. The Employee may terminate his employment for Good Reason during the initial term or any extended term. For all purposes under this Agreement, “Good Reason” shall mean that the Bank shall be in breach or default with respect to any material obligation (including the obligation to require a successor to assume this Agreement pursuant to Section 7) for more than thirty (30) days after receipt of written notice of such breach or default from the Employee, or the Employee, without his prior written consent:

(i)                                     Has incurred a material reduction in his title, authority or responsibility at the Bank

(ii)                                  Has incurred a material reduction in his Annual Salary;

(iii)                               Has been notified that his principal place of work will be relocated more than thirty (30) miles from Honolulu, Hawaii; or

(iv)                              Is required to work more than one hundred twenty (120) days per year outside of the Employee’s principal offices;

provided, in each case, that no event or circumstance described in this Section 6(b) shall constitute Good Reason unless (a) the Employee provides the Company notice thereof within ninety (90) days after the occurrence or existence of such event or circumstance, (b) the Company fails to cure such event or circumstance within thirty (30) days after delivery of such notice and (c) the Employee’s employment with the Company terminates within thirty (30) days after the expiration of such cure period.

(h)                                 Rights Upon Termination. Except as expressly provided in Sections 2(c) and 6, upon termination of the Employee’s employment pursuant to this Section 2, the Employee shall only be entitled to the compensation, benefits and reimbursements under the plans, programs or policies described in Sections 4 and 5 and which accrued or vested prior to the effective date of the termination or due to such termination (whether payable on such termination or thereafter). The payments under this Agreement shall fully discharge all responsibilities of the Company and the Bank to the Employee, other than the Employee’s entitlement to such accrued or vested compensation, benefits and reimbursements

(i)                                     Change of Control. For all purposes under this Agreement, “Change in Control” shall mean (i) any transaction as a result of which, immediately thereafter, BNPP shall own directly or indirectly, securities representing less than 70% of the voting securities of the Company or the Bank or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Bank to an unrelated third party.

3.                                      Duties and Scope of Employment.

(a)                                 Position. The Bank agrees to employ the Employee as its President and Chief Executive Officer for the term of his employment under this Agreement. The Employee, as Chief Executive Officer of the Bank, shall report to the Board of Directors of the Bank and the Chief Executive Officer of the Company for the purposes of coordinating the activities of the Bank with its shareholder and affiliates. The Company shall also appoint the Employee to the Board of Directors of the Bank (the “Bank Board”) and cause the reelection of the Employee to the Bank Board for so long as it controls a majority of the voting power thereof. The Employee’s principal offices for the performance of his duties hereunder shall be located in Honolulu, Hawaii.

(b)                                 Obligations. During the term of his employment hereunder, the Employee shall devote his full business efforts and time to the Bank and its subsidiaries. He shall not render services to any other person without the express prior approval of the Chief Executive Officer of the Company or the Board of Directors of the Bank (including without limitation, service as a member of the board of directors of another for profit corporation or non-profit organization not affiliated with the Company or the Bank). This will confirm the prior approval of the Company with respect to the Employee’s service on his existing other board positions.

4.                                      Salary.

During the term of his employment under this Agreement, the Bank agrees to pay the Employee as compensation for his services to the Bank a base salary at the annual rate of an aggregate of $650,000 or at such higher rate as the Compensation Committees of the Board of Directors of the Company and the Bank may determine from time to time (such salary, the “Annual Salary”).

5.                                      Vacations, Employee Benefits and Incentive Plans.

During the term of his employment under this Agreement, the Employee shall be entitled to not less than four weeks of paid vacation per annum. During such term, the Employee shall also be eligible to participate in all of the employee benefit plans and executive compensation programs (including, but not limited to, all bonus, incentive, stock, stock option, severance, deferred compensation and retirement plans and executive loan programs) maintained by the Bank for its senior executive officers, subject in each case to the terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

The targets for the Employee under the Bank’s annual cash incentive plan for key employees (the “IPKE”) and long term cash incentive plan (the “LTIP”) will be determined from time to time by the Compensation Committee of the Bank Board in consultation with the Chief Executive Officer of the Company. Under the Annual IPKE, the Employee’s annual target bonus shall be 80% of his Annual Salary with a range of annual bonus from 0% to 200% of this target based on achievement objectives set each year by the Compensation Committee of the Bank Board in consultation with the Chief Executive Officer of the Company.

After the end of each performance year, a portion of the IPKE bonus will be subject to deferral in accordance with the most restrictive terms as may be promulgated by the Bank, the Company or BNP Paribas (“BNPP”), as holder, directly or indirectly, of all of the outstanding common stock of the Company and the Bank, as any such entity may determine to be necessary or appropriate to comply with the requirements of law, regulatory guidance or internal Bank, Company or BNPP policy.

The Employee’s target bonus under the LTIP shall be 50% of his Annual Salary with a range of from 0% to 200% of this target based on the achievement of objectives to be set from time to time by the Compensation Committee of the Bank Board in consultation with the Chief Executive Officer of the Company.

Awards of options and/or restricted stock to the Employee under the BNP Paribas Stock Option Plan will be determined from time to time by BNPP and are not guaranteed.

6.                                      Involuntary Termination Without Cause Or Voluntary Resignation for Good Reason.

(a)                                   Severance Payment. The Employee shall be entitled to receive a severance payment, payable in installments, as described below, from the Bank (the “Severance Payment”) if, during the term of this Agreement, (i) the Bank terminates the Employee’s employment with the Bank for any reason other than Cause or Disability, or (ii) the Employee voluntarily resigns his employment with the Bank for Good Reason.

The Severance Payment shall be made in equal monthly installments over the 24 calendar months following the date of the employment termination and shall be in the aggregate amount determined under Subsection (b) below. The Severance Payment shall be in lieu of any further payments to the Employee under Section 4 and any further accrual of benefits under Section 5 with respect to periods subsequent to the date of the employment termination.

(b)                           Amount. The aggregate amount of the Severance Payment, payable in such installments, shall be equal to 200% of the sum of the following:

(i)                                     The Employee’s Annual Salary, as in effect on the date of the employment termination; plus

(ii)                                  The Bonus Amount. For purposes of this Agreement, the “Bonus Amount”) means the largest amount of the IPKE bonuses awarded to the Employee by the Bank for the three most recent consecutive fiscal years ending prior to the date of the employment termination (regardless of when paid). For the avoidance of doubt, the amount of such bonuses shall exclude non-IPKE discretionary bonuses and awards paid under the LTIP.

(c)                                  Insurance Coverage. During the 24 month period commencing upon a termination of employment described in Subsection (a) above, the Employee (and, where applicable, his spouse and other dependents) shall be entitled to continue participation in the group insurance plans maintained by the Bank, including life, disability and health insurance programs, as if he were still an employee of the Bank and at a level comparable to that provided immediately prior to such termination of employment. Where applicable, the Employee’s salary for purposes of such plans shall be deemed to be equal to his Annual Salary. To the extent that the Bank finds it impracticable to cover the Employee under its group insurance policies during such 24-month period, the Bank shall provide the Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on him. The foregoing notwithstanding, in the event that the Employee becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Bank under this Subsection (c) shall terminate immediately. Any group health continuation coverage that the Bank is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) shall commence when coverage under this Subsection (c) terminates.

(d)                                 No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner). Except as expressly provided in Subsection (c) above, no such payment shall be reduced by earnings that the Employee may receive from any other source.

(e)                                  Supplemental Retirement Credit. In the event of a termination of the Employee’s employment under this Section 6, the Employee’s benefit under the Supplemental

Executive Retirement Plan (SERP) will be calculated by adding 2 years to the existing values of the “Age” and “Years of Service” metrics of the SERP.

(f)                                   Contingent Compensation Arrangements. Notwithstanding the terms of the LTIP compensation plan, in the event of a termination of the Employee’s employment under this Section 6, the Employee shall be deemed to be fully vested in all active LTIP plans with the award value for each active plan being the sum of i) the LTIP value earned according to the plan formula for previous years and ii) a pro-rata portion of the target award for the current year calculated as the number of months of employment during the year of termination divided by 12. In the event of a termination of the Employee’s employment under this section 6 that is subsequent to a Change-in-Control, the LTIP award value for active plans will be valued as if all performance targets for each then outstanding performance period have been met to the fullest extent. In all instances LTIP awards vested under this subsection (f) will be payable no sooner than as defined under the terms of the LTIP plan.

7.                                      Successors.

(a)                                 Company’s and Bank’s Successors. The Bank shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Bank’s business and/or assets, by an agreement in substance and form reasonably satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Bank would be required to perform it in the absence of a succession. The Bank’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Bank had involuntarily terminated his employment without Cause immediately after such succession becomes effective; provided that the Employee provides the Bank notice of such breach within ninety (90) days after the occurrence thereof and the Bank fails to cure such breach within thirty (30) days after delivery of such notice.

(b)                                 Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Non-Disclosure of Confidential Information.

During the term of this Agreement and thereafter for one year, the Employee shall not, without the prior written consent of the Chief Executive Officer of the Company or the Bank Board, disclose or use for any purpose (except in the course of his employment hereunder and in furtherance of the business of the Company and its subsidiaries) the trade secrets or the confidential information or proprietary data of the Company or its subsidiaries (which it is agreed include, without limitation, the identities of the customers of the Company and its subsidiaries and the terms, conditions and nature of such customer relationships), except as required by applicable law or legal process: provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its subsidiaries. The Employee agrees to deliver to the Company and the Bank at the termination of his employment, or at any other time the Company or the Bank may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its subsidiaries which he may then possess or have under his control.

9.                                      Non-Competition.

(a)                                 Covenant Not To Compete. In order to assure the protection of the trade secrets and confidential information of the Company and its subsidiaries, as provided for in Section 8, above, this Section 9 shall apply:

(i)                                     During the term of this Agreement; and

(ii)                                  For one year after the employment of the Employee terminates, if either Section 2(c) or Section 6(a) applies in such event.

While this Section 9 applies, subject to subsection (b), below, the Employee shall not, directly or indirectly, engage in any banking or other financial service business or activity which competes with the business of the Company, the Bank or any of their subsidiaries in the States where the Company or Bank or any of its subsidiaries then operates any branches (“Competitive Business”) nor be employed by, serve as a director of, render services as a consultant to, nor invest or participate in any manner or capacity in, any entity or person which directly or indirectly engages in a Competitive Business.

(b)                                 Exception. Subsection (a) above shall not preclude (i) investments in a corporation whose stock is traded on a public market and of which the Employee owns less than ten (10) percent of the outstanding shares or (ii) serving as an officer or director of an insurance business or rendering investment banking or related services, or in a similar business, in this last instance, in a firm not affiliated with a Competitive Business.

(c)                                  Reasonableness of Covenant. Employee acknowledges and agrees that, during the course of his relationship with the Company and the Bank, as an executive employee and as a director, he has been and will continue to be privy to the Company’s and its subsidiaries’ most sensitive and proprietary business information. That information consists, among other things, of the highest level corporate strategic and financial decisions and prospects, business plans, competitive intelligence, customer and prospect identities, and the business terms, conditions and nature of the relationships between them and the Company and its subsidiaries (the Company’s “Trade Secrets”). These Trade Secrets, if disclosed, would have significant competitive and commercial value to competitors of the Company and its subsidiaries, and for that reason, Employee acknowledges that the Company and its subsidiaries have taken reasonable steps to ensure that the Trade Secrets remain strictly confidential. Recognizing all of these facts, the parties agree that the substance and duration of the covenants contained in subsection (a) above are reasonable and necessary to protect the confidentiality of the Trade Secrets, and that the restrictions placed thereby on Employee’s employment are not unduly burdensome.

(d)                                 Specific Performance. The Employee and the Company and the Bank recognize and agree that (i) because of the nature of the businesses in which the Company and its subsidiaries are engaged and because of the nature of the confidential information that the Employee has acquired or will acquire with respect to the businesses of the Company and its subsidiaries, including without limitation their customers and the terms, conditions and nature of the relationships with such customers, it would be impracticable and excessively difficult to determine the actual damages of the Company or its subsidiaries in the event that the Employee breaches any of the covenants contained in Subsection (a) above, and (ii) damages in an action at law would not constitute reasonable or adequate compensation to the Company or its subsidiaries in the event that the Employee breaches any of such covenants. Accordingly, if the Employee commits any breach of such covenants or threatens to commit any such breach, then the Company and the Bank shall have the right to have the covenants contained in Subsection (a) above specifically enforced by any court having equity jurisdiction, without posting bond or other security, it being acknowledged and agreed by both parties hereto that any such breach or threatened breach would cause irreparable injury to the Company and its subsidiaries and that an injunction may be issued against the Employee. The rights described in this Subsection (d) shall be in addition to, and not in lieu of, any other rights or remedies available to the Company and the Bank under law or in equity or hereunder.

(e)                                  Modification by Court. If any of the covenants contained in Subsection (a) above is determined to be unenforceable because of the duration of such covenants or the area covered thereby, then the court making the determination shall have the power to reduce the duration of such covenants and/or the area covered thereby, and such covenants, in their reduced form, shall be enforceable.

(f)                                   Different Jurisdictions. If any of the covenants contained in Subsection (a) above is determined to be wholly unenforceable by the courts of any domestic or foreign jurisdiction, then the determination shall not bar or in any way affect the Company’s and the Bank’s right to relief in the courts of any other jurisdiction with respect to any breach of such covenants in such other jurisdiction. Such covenants, as they relate to each jurisdiction, shall be severable into independent covenants and shall be governed by the laws of the jurisdiction where a breach occurs.

(g)                                  Discontinuance of Severance Pay. In the event that the Employee breaches any of the covenants contained in Subsection (a) above, or in Sections 2(c), 8 or 10, the Company and the Bank may discontinue all further payments and benefits to the Employee under Section 6 as may be applicable, for so long as any such breach or the effect thereof shall continue and not be cured.

10.                               No Solicitation.

This Section 10 shall apply (a) during the term of this Agreement and (b) thereafter for one year. While this Section 10 applies, the Employee shall not, directly or indirectly, contact any employee of the Company or any of its subsidiaries to solicit such employee (or any entity in which such employee has a significant equity interest) to become an employee, partner, independent contractor or consultant of the Employee or any other person. Notwithstanding the foregoing, the Employee shall not be in breach or violation hereof in the event the Employee or any subsequent employer shall advertise for employees or other services in any form of industry wide or public media so long as such advertising is not aimed specifically at employees of the Company or any of its subsidiaries.

11.                               Miscellaneous Provisions.

(a)                                 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Bank in writing. In the case of the Bank, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel and Secretary.

(b)                                 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company and the Bank (other than the Employee). No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement; Modifications; etc. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. A modification of this Agreement shall be valid only if it is made in writing and executed by each party hereto. This Agreement shall be subject to the requirements of any applicable banking law, regulation or order.

(d)                                 Withholding Taxes. All payments and imputed payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e)                                  Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Hawaii (other than their choice-of-law provisions).

(f)                                   Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                                  Arbitration. Except as contemplated by Section 9(d), any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s employment relationship with the Bank, or any termination thereof, shall be settled by arbitration in Honolulu, Hawaii. Discovery shall be allowed in any such proceeding to the same extent as would be allowed under the rules of the civil courts of the State of Hawaii and shall be conducted in accordance with such rules. The arbitrator shall be chosen by mutual agreement or, if no agreement is reached, under the rules for arbitrator selection provided by the American Arbitration Association for Employment Dispute Resolution, The arbitrator’s award shall be in the form of a written opinion sufficient to allow for appropriate judicial review, shall be a final and binding determination of the dispute, and shall be fully enforceable as an arbitration award by the Hawaii courts in accordance with Hawaii law. The arbitrator shall decide whether the conduct complained of violates the legal rights of the complaining party and, if so, to award the relief allowed by law. The Bank shall pay the cost of the arbitration and the Employee’s attorney’s fees if Employee prevails as determined by the arbitrator; if the Bank prevails as determined by the arbitrator, Employee shall pay the cost of the arbitration and shall pay the Bank’s attorney’s fees. The arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the lawful provisions of this Agreement. The parties hereby acknowledge that since arbitration is the exclusive remedy with respect to any grievance hereunder (except in respect of matters covered by Section 9(d)), neither party has the right otherwise to seek relief from any federal, state or local court or administrative agency except where necessary to protect the status quo or to prevent irreparable injury. EMPLOYEE ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ARBITRATION SHALL BE THE SOLE FORUM FOR THE RESOLUTION OF ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO HIS EMPLOYMENT RELATIONSHIP WLTH THE BANK, INCLUDING DISPUTES INVOLVING CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT ACT), WRONGFUL TERMINATION, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, PHYSICAL OR MENTAL HARM OR DISTRESS, OR ANY OTHER DISPUTES, AND EMPLOYEE HEREBY WAIVES HIS RIGHT TO PURSUE ANY CLAIM AGAINST THE BANK IN ANY OTHER FORUM OR PROCEEDING. The decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of this Agreement..

(h)                                 No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (h) shall be void.

(i)                                     Section 280G.

In the event that it shall be determined that any payment or distribution to or for the benefit of the Employee under this Agreement or under any other plan, contract or agreement of the Bank or any affiliate would, but for the effect of this Section 11(i), be subject to the excise tax imposed by Section 4999 of Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, at the election of the Employee, in the event that the after-tax value of all Payments (as defined below) to the Employee (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Employee of the Safe Harbor Amount (as defined below), (1) the cash portions of the Payments payable to the Employee under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Employee, in the aggregate, equals the Safe Harbor Amount, and (2) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Employee under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Employee, in the aggregate, equals the Safe Harbor Amount, and (3) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Employee, in the aggregate, equals the Safe Harbor Amount. As used herein, (x) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable pursuant to this Agreement or otherwise, (y) “Safe Harbor Amount” shall mean 2.99 times the Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (z) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All calculations under this section shall be made reasonably by the Bank and the Bank’s outside auditor or other consultant selected by the Bank at the Bank’s expense.

(j)                                    Section 409A. Notwithstanding any provision to the contrary in this Agreement, the Bank shall delay the commencement of payments or benefits coverage to which the Employee would otherwise become entitled under this Agreement in connection with the Employee’s separation from service until the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Employee’s death (the “Delay Period”), if the Bank in good faith determines that the Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such payments or benefits coverage are considered deferred compensation under Section 409A payable on account of a “separation from service” that are not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise). Upon the expiration of the Delay Period, all payments and benefits deferred pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein. The Employee shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of this Section 11(j), with such interest to accrue at the prime rate in effect at the Bank at the time of the Employee’s separation from service and to be paid in a lump sum upon the expiration of the Delay Period. In addition: (1) the provisions of the Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Employee have a “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Code Section 409A); (2) to the extent that any reimbursement of expenses or provision of in-kind benefits constitutes “deferred compensation” under Section 409A, (x) such reimbursement shall be provided no later than December 31 of the calendar year following the calendar year in which the expense was incurred, (y) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (3) each installment payment made under this Agreement shall be treated as a “separate payment” within the meaning of Section 409A; and (4) in any case where the Employee’s termination of employment date and the date by which the Employee is required to deliver a release which has become effective pursuant to Section 11(k) fall in two separate taxable years, any payments or benefits required to be made to the Executive that are conditioned on the effectiveness of a release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year, with any payments or benefits deferred pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(k)                                 Release. It shall be a condition to the obligations of the Company and the Bank to make any payments to the Employee pursuant to Sections 2(c) or 6, or under any other severance plans or arrangements, that the Employee shall have duly executed and delivered to the Bank a release in form satisfactory to the Bank which releases the Bank and the Company and their respective employees, officers, directors, shareholders or other affiliates from any and all claims, obligations and liabilities with respect to the Employee other than those provided for in this Agreement or in other agreements between the Employee and the Bank which are by their terms to be performed after such termination of employment.

(1)                                 Bank Regulatory Requirements. The terms and provisions of this Agreement shall be subject to the effect of any applicable requirements of banking laws or regulation, including without limitation, 12 C.F.R. Part 359.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Bank and the Company by their duly authorized officers, as of the date first above written.

ROBERT S. HARRISON

/s/ Robert S. Harrison

FIRST HAWAIIAN BANK

By	/s/ [ILLEGIBLE]

Title:

BANCWEST CORPORATION

By	/s/ [ILLEGIBLE]